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On November 3, 2009, Candela Corporation (“Candela”), together with Syneron Medical Ltd., a company organized under the laws of the State of Israel (“Syneron”), made a presentation at the Oppenheimer 20th Annual Healthcare Conference in connection with Candela reaching an agreement with Syneron to combine Candela and Syneron through the merger of Syneron Acquisition Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Syneron, with and into Candela on the terms and subject to the conditions of an agreement and plan of merger, dated as of September 8, 2009.  Candela has previously filed the joint slide presentation referenced herein with the Securities and Exchange Commission on Schedule 14A and, accordingly, such document has been omitted from this filing.  The transcript from the presentation is as follows:

TRANSCRIPT

Amit:                                                                   My name is Amit Hazan. I’m the medical device analyst at Oppenheimer. And we’re happy to have with us as our next presenter Syneron Medical, a very exciting company who’s actually in the process of merging with Candela, and we’re happy to have with us a few people here today from the company. Louis Scafuri, the CEO, is here. Fabian Tenenbaum, the CFO, is here. And also Gerard Puorro, the CEO of Candela, is here. And they’ll be available for Q&A after the presentation in this room if you’d like to stay for that.

Louis:                                                               Good morning, and thank you. I’m Louis Scafuri, the CEO of Syneron, and I’d like to spend a few minutes discussing with everyone today after the formal presentation a transformative event, the merger of Candela with Syneron to create the leading global aesthetic device company.

This presentation will contain forward-looking statements. Available at the end, as Amit has mentioned, will also be Jerry Puorro, the CEO of Candela, as well as Fabian Tenenbaum, the CFO of Syneron.

We believe we’ve created the market leader, the market leader in the field of aesthetics. We have the most comprehensive product portfolio, with Syneron being an innovator with proprietary elos, which is electrical optical synergy, the leader in RF and laser light, and Candela, which over the last 40 years has been the pioneer in laser and light space technology. We have a balanced mix of both core and non-core physicians as our customers, and we also have the best channel-to-market capability with our worldwide distribution support network and sales in over 86 countries, with 60 percent of our revenues coming from international markets, direct sales and independent distributors, as well as direct operations in 11 countries. We also have a very attractive financial profile, with approximately $186 million proforma in the trailing 12 months as our revenue top line, with a strong balance sheet of over $240 million in cash and no debt, with meaningful recurring revenue in the future through service and consumables.

An overview of the transaction includes Candela shareholders receiving 0.2911 ordinary shares of Syneron for each share of Candela common stock. We will issue 6.7 million shares of Syneron stock, which represents $2.85—$2.84, correction, per share consideration, or 51 percent premium price close. The sole consideration for this transaction is $65 million, and we have a fixed exchange ratio. The ownership at the end will be Syneron shareholders 80 percent, Candela shareholders 20 percent. The future management of the company will be myself as CEO and Fabian Tenenbaum as CFO of the combined company. The management will be comprised of executives from each organization, and Jerry Puorro will join us on our Board of Directors at Syneron. Both brand names will be maintained. We expect to close this transaction at around year-end 2009.

Over the last decade the aesthetic marketplace has gained significant growth, with over 50 percent compounded annual growth rate from 1997 to 2008. While there’s been a short-term decrease, there’s also been—also $12 billion being spent in this market on non-surgical procedures. It still has very, very favorable demographics, with baby boomers still turning 50 years old, and 70 percent of the aesthetic procedures are done on patients who earn more than $50,000 annually. We also have pending healthcare reform and a deteriorating business model for physicians who are under pressure from insurance, as well as we have safer and easy-to-use, more efficacious technology which opens up some other medical specialties outside the US in what’s known as the non-core marketplace. What’s also interesting about this market is it’s 100 percent private pay. For applications in growth markets, we believe the combined organization plays in the fastest growing market segments, which include skin tightening, cellulite reduction, fractional skin resurfacing, hair removal, tattoo removal, as well as in the largest segments of growth as well as the largest in terms of market size. The combined portfolio consists of two major categories. It consists of body treatments for applications such as cellulite reduction, body contouring, laser-assisted lipolysis, hair removal, leg veins, tattoo removal, and facial treatments with several categories of treatments, which include both ablative/non-ablative wrinkle reduction, skin rejuvenation, skin tightening, acne treatment. And the breadth and depth of this portfolio, as well as the best-in-class for each product category, we believe, give us unique advantage. We also have products to address the growth market. We have six innovative new products that we’ve just introduced within the last 12 months for both body and facial applications, and we’re well positioned as well in the emerging marketplace that exists for all sorts of age groups as well as skin types.

Looking briefly at certain market segments and a couple of case studies, if we look at the skin rejuvenation—fractional rejuvenation marketplace, we have a fast-growing marketplace with a compounded annual growth rate of close to 15.8 percent, including 3.6 million procedures, because cosmetic procedures alone are growing in categories such as the Hispanic population and also in the Asian population for areas such as acne scar reduction. There are two major innovations that are being offered. One is the fractional ablative offering from Candela, which is QuadraLASE, which is a one-treatment approach — very effective. It does require a bit of downtime. And innovating and also new to the market is Syneron with a new category of treatment called sublative rejuvenation and a product known as eMatrix. eMatrix is break-through in terms of its form factor. It doesn’t look like a traditional laser that you’ve seen possibly in a physician’s office. It’s innovative in its design interface. It’s also color-blind. It can be used across various ethnic and skin types. What’s novel about this product is it has the ability to go ahead and minimally disrupt the epidermis, which means little downtime for the patient. Post-treatment, the patient can apply makeup. It also offers the ability to go ahead and do wrinkle reduction, acne scar reduction and skin tightening, as well as the ability to do three or four treatments in a bundle, which allows the physician the opportunity to go ahead and upsell and combine this procedure with another type of filler or toxin and the like. And this is one of the first products we introduced in our new business model at Syneron which includes a propriety single-use tip.

Another rapidly growing marketplace that we’re heavily involved in is the cellulite reduction and body shaping. Liposuction procedure is still among the top five cosmetic surgical procedures. It’s ranked number two, even though the numbers have been down, but it speaks towards the trend as well this whole body contouring towards noninvasive, minimally invasive procedures, with areas such as body contouring and cellulite reduction growing very, very rapidly over the next five years, with a projection of an annual compounded annual growth rate close to 20 percent. We’ve pioneered this marketplace at Syneron. We introduced the Vela brand. It’s the only FDA-cleared product for circumferential reduction. We’ve had over 3 million procedures performed to date on these devices, with an installed based of over 6500 worldwide. The brand recognition is significant. On the website alone, VelaShape, we get over 40,000 hits per month, and we’re really the only manufacturer that offers both the non-invasive Vela approach as well as the minimally invasive laser-assisted lipolysis in a single bundle. The physicians can do this in a marketing effort. They can bundle the products together to give a combination approach to their patients. And we also feature with these products a single-use disposable.

The largest market segment still remains to be hair removal. Hair removal represents almost half of the non-invasive marketplace today. The procedure outlook still continues in double-digit growth in the next five years. And what’s really important as the procedure for laser or dynamic energy-based hair removal becomes more standard-place is the efficacy, speed, and ability to treat all skin types.

Candela is the leader in the marketplace, the Gentle series of products—of lasers recognized as the best-of-breed. The GentleMAX which is featured in this slide here is an integrated treatment approach. It’s a multi-laser capability, capable of treating all skin types, versatile in that other applicators can be added to serve for skin tightening, pigmented lesions and vascular. It also has unmatched results. There’s no compromise in the technology or speed. And it also has some novel multiple cooling options for patient comfort.

This one amazes me. This is a market that’s new to us at Syneron. But Candela, again, has been a pioneer and a recognized leader in the field, and that’s tattoo removal. This number is startling. One out of every four people in the US now has a tattoo. At least 10 percent of the Western world population also has a tattoo, and it’s expected to grow. Maybe it has something to do with reality TV or something else, but it’s a growing trend. What’s really amazing is the oops factor. The regret factor is estimated to be approximately 17 to 20 percent, so there’s a real business around tattoo removal. We also see the ability for a doctor to enter into this marketplace to bundle on another aesthetic service. This could be another laser-based treatment, another dynamic energy-based treatment or other series of aesthetic procedures, and up to 35 percent of the tattoo removal customers do seek other aesthetic procedures. Candela recently introduced the Alex TriVantage. It’s novelty piece of technology, it’s innovative. It’s the first laser-pumped laser, capable of treating multiple-color tattoos and pigment removal. Also, as well, treating other pigmented lesions. It complements and it enhances other skin rejuvenation peels—tools, excuse me, and it also provides multiple revenue streams for the provider.

As far as ourselves and our global distribution footprint that I mentioned earlier, right now Candela sells approximately 70 percent of their business outside the US, and Syneron pretty much has a 50/50 split. When combined, we will offer 60 percent, but we will have the ability to do 60 percent of our sales outside the US and 40 percent of the sales in the US. As far as the penetration of the market segments, we see the ability to lead both in the core and in the non-core segments, with a combined balance. So if we look at Candela’s strength in the core, where approximately 60 percent of their revenues are coming from the core now, and Syneron, where approximately 20 percent of our revenue is from the core, and reverse the fact that we are the leader at Syneron in the non-core and Candela’s in the core, we come up with a very balanced approach to the segments. We’re well positioned for growth. We’ve introduced new products in the last 12 to 18 months. We’ve introduced new treatment categories such as sublative rejuvenation, as well as fractional resurfacing, as well as product line extensions in the various categories. We’ll cross-sell wherever appropriate. In some cases we’ll sell Syneron products through Candela, and we’ll also sell Candela products through Syneron non-core physician distribution, as well as the fact that we’re committed to both brands. We will maintain both the Candela and Syneron brands.

In terms of growth areas, we have several exciting things. We have a relationship with Procter & Gamble. We have a strategic partnership through our home use devices. And we also have other aesthetic initiatives that we’re very soon to launch in the area of skin lightening. And when we look at Asian populations, this is again a market opportunity greater than $10 billion in market size, as well as our efforts in dental and teeth lightening. We believe all will fuel our growth in the future.

In terms of the top line, right now our trailing 12-month top line is 186 million compared to our nearest competitor, which is roughly around $100 million. We also see our strong balance sheet as an advantage, not having any debt, $240 million in cash. Both companies are very well positioned in terms of operating expense. We both went through a series of reductions as a result of the macroeconomic conditions just within the last six to nine months. Our recurring revenue from service and consumables also, we believe, is a major strength. And we see this transaction being accretive, and the post-integration environment will also be one next year of significant opportunity.

As market leader, we offer a comprehensive product portfolio, best worldwide channel-to-market capability, well-established brand names, a very rich product pipeline in fast, rapidly-growing segments, a balance of revenue mix both inside the US, outside the US, as well as in the core and non-core, attractive financial profiles, and we expect the merger to be completed on or around the year 2009—at the end of this year, excuse me.

I’d like to Jerry Puorro and Fabian Tenenbaum to join me and answer any questions. Yes?

Q:                                                                                    Hi, thanks, I’ll start. Can you give us a little bit more color on some of the synergies that you expect next year in the deal?

Fabian:                                                         Yeah. In our previous call where we announced the transaction, we essentially said that the company will be initially focused at really maintaining the strength of the two companies, making sure that we can maintain top line and continue and capture additional market share. I think that’s where we’ll be initially focused. That being said, we obviously think there are very compelling synergies between the two companies. Our first year together, 2010, we’ll probably see some initial synergies from low-hanging fruit in G&A. There may be a bit more in streamlining the rest of the operation. And then as we go deeper into 2011 and beyond, we do indeed see some bigger opportunities once the company is fully integrated. I think 2011 and beyond, we can estimate that we’ll be able to capture north of $10 million in synergies, but initially out of the gate, that will not be our focus.

Q:                                                                                    And one question for me, just on the current kind of market conditions. What we’ve seen with some of your competitors already that have reported has been actually been some sequential declines in the September quarter versus the June quarter. I imagine that could be seasonality. But I’m wondering if you can just talk to where we are in the market. Have we really bottomed, in your opinion? And then where you think we might be going in terms of just broader kind of market growth here over the next 12 months or so?

Fabian:                                                         I’ll make a brief comment on seasonality, and then I think maybe Lou and Jerry would like to comment on where we are in the market. But Q3 or the summer quarter is and always has been, in this industry, typically a very weak quarter. You have the summer in Europe where they’re officially out for vacation for two months. You have a lot of your own staff on vacation those two months, and you have kids going back to school. So it is tried and true that it is the softest quarter of the year. I don’t know, Jerry, if you’d like to—Jerry or Lou, comment on where we are.

Jerry:                                                                   Well, let me comment on the core market, where we’ve had our strength. Certainly we were not immune to the macroeconomic conditions, the stifling credit market. Having said that, the core physicians—many of them, if not all of them, have very mature practices. They combine medical practice with aesthetic practice. So they are more likely to be a 700 credit score with a good balance sheet and a few consecutive years of good tax returns, so and so. They had less trouble getting credit as such the first three quarters of our fiscal year. We showed some modest top-line growth. Our most recent summer quarter, we saw flat year-over-year growth. So we think the core market in summary has bottomed out and we’re beginning in a very modest way to see it tweaking back. And the docs are telling us that some of their customers are starting to come back, and that’s part and parcel to it as well. And Lou, I think, can speak to the non-core much better than I.

Louis:                                                               We’ve seen an increase in quote activity coming off of Q2. There’s a buzz in the market around some of the new procedures, the sublative rejuvenation and the next generation of VelaShape and VelaShape II that we’ve introduced. The new business model seems to have traction. It’s at the right price point. The value proposition in terms of the cost of acquisition and cost of ownership seems to have appeal to the type of procedure that a doctor who’s looking to build an aesthetic practice or to stimulate his aesthetic practice, the story seems to resonate.

Q:                                                                                    Is it fair to say that if we think about the kind of 186 million in proforma trailing 12 months revenues, that if we think forward 12 months, it’s going to be higher than that?

Louis:                                                               We believe so.

Q:                                                                                    Thank you, two questions. One of the lessons of the last year has been that the traditional has held up much better than the non-traditional when asked what you and Candela held up much better than most companies in terms of sales. I wanted to get your sense of how you view your focus in the future, traditional versus non-traditional. And the second question is, what are you going to do with all that cash?

Louis:                                                               I’ll take the first part of it. I think this inflection in the market over the last year has been a really important one. I think the opportunity to go back to the core, we’ve set apart several strategic initiatives, several technologies, to prove from a scientific basis, to prove from an efficacy basis, that Syneron does have products appropriate across segments, and so we’re gaining credibility in that marketplace. It’s nice to have that real estate, very important to be in case of a market shake-out, which—we’ve seen a classic market shake-out in the last 12 months. And certainly building upon the relationships and the respect that Candela has gained in that marketplace, we believe, is going to give us leverage in the non-core marketplace as we begin to differentiate our products and as that segment in the marketplace responds.

Jerry:                                                                   And Fabian is more in tune with the cash than I. But suffice to say, if you just look back a couple of weeks at an acquisition that Syneron made, it was for a technology that is not in the market, that we don’t have, that others would like to have, and we think it is a transforming technology. You’re looking at a company now that’s going to become technologically agnostic. It will have laser, it will have RF, it will have ultrasound, it will have intense pulse light, and if the opportunity presents itself, it’s our sense that cash could come to good use.

Fabian:                                                         Yeah, I think that pretty much captures the essence. As you know, Syneron enjoys a unique tax-free status and we pay no taxes on operating income. This has obviously helped us tremendously to generate the cash position that we have today. And I agree with Jerry’s comments. I think we see a lot of opportunities in the market right now for bolt-on technologies and other type of technologies or products that we could bring on board. We now have the undisputed, I believe, best channel to market both in the US and outside of the US. We have the cash balance to afford these kind of acquisitions. And as we’ve shown recently, we have the appetite to make these acquisitions if they’re at the right value, and I think that’s where we’ll put our cash to work.

Louis:                                                               And certainly having a balance now and having this opportunity to create a company which is balanced from the revenue sources, I think, is very meaningful to the future as well.

Q:                                                                                    Going back just—again, just thinking about this 186 million number, this trailing 12-month number, if I think about two areas where maybe things could move around a little bit, positive or negative, you have one potential area, which is product overlap, and then another potential area which is outside the US, geographical distribution or a direct sales model. In terms of product overlap, do you think—or to what extent do you think you could see some sales losses because of that? And in terms of the geography, what should we think there, perhaps positively, if you start going to a direct model in some areas? Obviously, this sales number could look better, at least for a short period of time, as you move from distributor sales.

Louis:                                                               Well, we—in practical terms—it’s a very, very important question. In practical terms, when Jerry looks at his lost business report, he doesn’t see Syneron, and when we look at ours, we don’t see Candela. We were before living in two different worlds. We were living in the non-core and Candela was a major player, if not the leader, in the core business. When we go and we look through the database and see who is selling what, we find a limited number of accounts. We find only 180 accounts out there that both companies have a product in front of a customer. So we see opportunity for cross-selling that we’re going to do artfully, and we have some very interesting ways to go to market in the future that we think is going to pull some products through in the areas of body contouring as well as facial rejuvenation, so we see revenue enhancements there. And if we look at the global/outside the US market, we have markets right now that, at Syneron, we’re somewhere in between a distributor. Let’s use Spain as an example. With Spain, we have 600 devices out there. We’re somewhere in between a distributor. And Candela has probably the most well-recognized, most reputable infrastructure in this subsidiary in Iberia. We see immediate upside in terms of margins, we see immediate upside in terms of buying share, focus on a given product category, the ability to capture service revenue, and the ability in various markets to have the right distribution. We can use that as an example. Germany, where we don’t have a distributor right now, Candela has a subsidiary. They’re certainly absorbing some of the overhead in the subsidiary, having overall effectiveness. Those opportunities are right in front of us. And also, having the ability to have two distributors in a marketplace is appropriate in some cases as well. We’re doing a very careful, detailed look at where the opportunities lie, and off of that, we came up with 15 different ways — clear-cut, distinct ways — to enhance revenue. Right now it’s a market share gain. It’s a competitive environment. We want to make it so the customer knows who to call from day one to get a given product or service, and so we’re putting the time into the planning and we’re going to make sure that the execution is really where it’s all at the end of the day.

Q:                                                                                    The—can you talk about the combined view of the companies regarding the Palomar lawsuit, and I’d say from the vantage point of—their patents have been revalidated and they’ve beaten everybody else, so it’s not quite clear to anyone why you wouldn’t just want to..

Jerry:                                                                   I can only comment, to this point they’ve not beaten anyone in court. To that extent, however, the—they have requested the Boston Federal District Court to remove the stay, and that’s pending—that’s a pending motion in front of the judge. And that’s about all I can comment on it.

Q:                                                                                    Exposure to potential damages and…

Fabian:                                                         No, there isn’t much that we can comment in addition to what Jerry noted. I believe that Candela has recently filed their annual report, and all those disclosures regarding all the lawsuits are there. There isn’t much that we can add beyond that.

Louis:                                                               We took a very careful look at this. We had our eyes wide open going into this situation and moving ahead with the merger with Candela.

Q:                                                                                    Are you still planning to go to court with it? You don’t know?

Louis:                                                               It’s a business decision.

Q:                                                                                    Okay.

Q:                                                                                    One final question for me, and I think we might have to wrap it up after this. I’m going to again reference the 186 million trailing 12-month revenue number. If you can just give us a sense—in terms of that number, what percent of that—those sales are recurring revenues in nature, whether service or otherwise? And then what your thoughts are for the proforma company in the next year or the next few years as to where you can get with recurring revenues as a percentage of those sales.

Louis:                                                               The trailing 12-month portion of revenues coming on a recurring basis is approximately 21 percent on a proforma company. We like to target in 2012 in excess of 30 percent of our revenues coming on a recurring basis, so we have very ambitious plans there. We implemented at Syneron a recurring revenue model earlier in 2009. We’re beginning to see—we have traction in North America. We’re beginning to see traction outside the US. This complements the Candela significant numbers that they’ve generated historically through their service, accessories, and other business-related.

Q:                                                                                    Very good, thank you very much.

Answer:                                                   Thank you.

END

IMPORTANT ADDITIONAL INFORMATION

In connection with the combination of Syneron Medical Ltd. and Candela Corporation pursuant to an Agreement and Plan of Merger (the “Merger”), Syneron Medical Ltd. has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4, which includes a proxy statement of Candela Corporation and a prospectus of Syneron Medical Ltd. and other relevant materials in connection with the proposed transactions.  Candela Corporation has also filed the proxy statement/prospectus with the SEC.  Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials (when they become available) because these materials will contain important information about Candela Corporation, Syneron Medical Ltd. and the proposed transaction.  The proxy statement/prospectus and the other relevant materials (when they become available), and any and all documents filed with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.  In addition, free copies of the documents filed with the SEC by Candela Corporation will be available on the investor relations portion of Candela Corporation’s website at www.candelalaser.com.  Free copies of the documents filed with the SEC by Syneron Medical Ltd. will be available on the investor relations portion of Syneron Medical Ltd.’s website at www.syneron.com.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS (WHEN THEY BECOME AVAILABLE) BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS.

Candela Corporation, Syneron Acquisition Sub, Inc., Syneron Medical Ltd. and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Candela Corporation in connection with the Merger.  Information about executive officers and directors of Candela Corporation and their ownership of Candela Corporation common stock is set forth in the proxy statement/prospectus and in Amendment No. 1 to Candela Corporation’s Annual Report on Form 10-K, which was filed with the SEC on October 26, 2009, and is supplemented by other public filings made, and to be made, with the SEC.  Information about executive officers and directors of Syneron Medical Ltd. is set forth in Syneron Medical Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 24, 2009, and is supplemented by other public filings made, and to be made, with the SEC.  Investors and security holders may obtain additional information regarding the direct and indirect interests of Candela Corporation, Syneron Acquisition Sub, Inc., Syneron Medical Ltd. and their respective executive officers and directors in the Merger by reading the proxy statement/prospectus and the other filings and documents referred to above.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between Candela Corporation and Syneron Medical Ltd., including, without limitation, the expected timetable for completing the transaction, statements related to the anticipated consummation of the proposed combination of Candela Corporation and Syneron Medical Ltd., management of the combined company, the benefits of the proposed combination, the future financial performance of Syneron Medical Ltd. after the proposed combination, and any other statements regarding future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability of each of Candela Corporation and Syneron Medical Ltd. to satisfy the closing conditions and consummate the transaction, including obtaining the approval of the transaction by Candela Corporation’s stockholders; the risk that the businesses may not be integrated successfully; the risk that the transaction may involve unexpected costs or unexpected liabilities; the risk that synergies from the transaction may not be fully realized or may take longer to realize than expected; the risk that disruptions from the transaction make it more difficult to maintain relationships with customers, employees, or suppliers; and the other risks set forth in the proxy statement/prospectus and the most recent Annual Report on Form 10-K and Form 20-F of Candela Corporation and Syneron Medical Ltd., respectively, as well as the other factors described in the filings that Candela Corporation and Syneron Medical Ltd. make with the SEC from time to time.  If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Candela Corporation and Syneron Medical Ltd.’s actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

In addition, the statements in this document reflect the expectations and beliefs of Candela Corporation and/or Syneron Medical Ltd. as of the date of this document.  Candela Corporation and Syneron Medical Ltd. anticipate that subsequent events and developments will cause their expectations and beliefs to change.  However, while Candela Corporation and Syneron Medical Ltd. may elect to update these forward-looking statements publicly in the future, they specifically disclaim any obligation to do so.  The forward-looking statements of Candela Corporation and/or Syneron Medical Ltd. do not reflect the potential impact of any future dispositions or strategic transactions, including the Merger, that may be undertaken.  These forward-looking statements should not be relied upon as representing Candela Corporation or Syneron Medical Ltd.’s views as of any date after the date of this document.